Exhibit 10.2

April 8, 2016

Mr. Jon Lubert

JL Squared Group, LLC

2929 Arch Street, 13th Floor

Philadelphia, PA 19104

Re: Consent to Amendment of Promissory Note

Dear Jon,

Reference is hereby made to that certain Promissory Note of JetPay Corporation (the “Company”) payable to the order of Jonathan Lubert (the “Note”), dated January 15, 2016. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Note. The Company and Mr. Lubert now desire to amend the Note in accordance with the provisions of Section 6 of the Note.

In consideration of the premises and mutual promises and covenants herein contained and intending to be legally bound, the Company and Mr. Lubert hereby agree as follows:

1. Amendment of Section 2(a). The second sentence of Section 2(a) of the Note is hereby amended by deleting such sentence in its entirety and replacing it with the following: “This Note shall mature at the earlier to occur of the following (the "Maturity Date"): (i) July 31, 2016 and (ii) an Event of Default (as defined in Section 3) which has not been duly cured or waived.”

2. Interest Payment. On the date hereof, the Company shall pay to Mr. Lubert in cash an amount equal to the $25,000 commitment fee plus all accrued and unpaid interest on the Note through the date hereof.

3. Effect of Amendment. All other provisions of the Note remain unchanged and in full force and effect.

[Signatures on following page]

1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312 | 484-324-7980 | www.JetPay.com

Please note your acceptance of the above by signing below as indicated.

Very truly yours,

JETPAY CORPORATION

By: /s/ Peter B. Davidson

Name: Peter B. Davidson

Title: Vice-Chairman and Secretary

Acknowledged and agreed as of this 11th day of April, 2016:

/s/ Jonathan M. Lubert

Name: Jonathan M. Lubert

1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312 | 484-324-7980 | www.JetPay.com